UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2003

Loudeye Corp.

(Exact name of Registrant as specified in its charter)

Delaware	0-29583	91-1908833

(State or other jurisdiction incorporation or of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington 98144

(Address of principal executive offices) (Zip code)

(206) 832-4000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

TABLE OF CONTENTS

ITEM 5.	OTHER EVENTS
ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 10.36
EXHIBIT 99.13
EXHIBIT 99.14
EXHIBIT 99.15
EXHIBIT 99.16

 ITEM 5.  OTHER EVENTS.

On February 3, 2003, the board of directors of Loudeye Corp. (the "Company"), a Delaware corporation, announced its engagement of Regent Pacific Management Corporation ("Regent"), a Delaware corporation, to provide certain management services and help define the strategic direction of the Company. The board appointed Regent principals to serve on the Company's executive management team, including Mr. Philip J. Gioia, to serve as the Company's President and Chief Executive Officer, and Mr. Gary J. Sbona, Chairman and Chief Executive Officer of Regent, to serve on the Company's board of directors. On March 11, 2003, the engagement of Regent, and the involvement of Regent principals as part of the Company's executive management team concluded. As a result, Philip J. Gioia resigned as President and Chief Executive Officer of the Company, and Gary Sbona resigned from his seat on the Company's board of directors.

The Retainer Agreement (the "Agreement") between Regent and the Company, dated February 3, 2003, set forth the terms of Regent's performance of managerial services for the Company for a fee of $60,000 per week payable in advance in four-week increments. In addition to the fees, the Company was responsible for reimbursement of certain business expenses incurred by Regent in the performance of its services for the Company. Regent required an advanced retainer to be held in escrow in the amount of $240,000 in the event of certain contingencies, including Regent's termination prior to the term of twenty-six (26) weeks, as set forth in the Agreement.

Pursuant to the Agreement, the Company agreed to grant an aggregate of 4,000,000 stock options to Gary J. Sbona. An initial stock option grant of 1,000,000 shares will be made to Mr. Sbona effective as of February 3, 2003. These shares will be exercisable at $.39 per share and will vest monthly over a period of one year ending on February 3, 2004. The remaining 3,000,000 stock option grants were contingent upon the continued engagement of Gary Sbona and Regent Pacific with the Company. Therefore, the remaining 3,000,000 stock options will not be granted.

The description of the Agreement described above is not intended to be complete and is qualified in its entirety by the complete text of the Agreement, which is attached as Exhibit 10.36 to this report and is incorporated herein by reference.

On March 11, 2003, the Company's board of directors appointed Jeff Cavins as the Company's President and Chief Executive Officer, and elected him to the Company's board of directors. The Company's board of directors appointed Anthony Bay, a three-year member of the board, as chairman of the board, replacing Chad Waite, who resigned.

On March 11, 2003, the Company received the affirmative vote of stockholders at a special meeting authorizing the Company's board of directors to effect a reverse stock split at a ratio of one-for-ten, one-for-fifteen, or one-for-twenty, or not to complete the reverse stock split at any time prior to December 31, 2003. The Company announced that it will not proceed with the reverse stock split at this time due to the immediate effectiveness and implementation of Nasdaq's rule change, which extends the timeframe for Nasdaq listed companies to comply with the minimum bid price required pursuant to Nasdaq's listing standards.

On March 14, 2003, the Company announced a corporate strategy to tighten its focus on its core competencies in digital media services. Pursuant to this corporate strategy, the Company reduced its staff by approximately 35% of its workforce. The reduction in force primarily affects employees at the Company's corporate headquarters in Seattle, Washington.

A copy of the press releases issued by the Company on March 12, 2003, March 13, 2003, March 14, 2003, and March 18, 2003 are filed as Exhibits 99.13, 99.14, 99.15, and 99.16 respectively, to this report, and are incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Not Applicable.

          (b)  Not Applicable.

          (c)  Exhibits.

10.36	Retainer Agreement between Regent Pacific Management Corporation and Loudeye Technologies, Inc. dated February 3, 2003.
99.13	Press Release of Loudeye Corp. issued March 12, 2003.
99.14	Press Release of Loudeye Corp. issued March 13, 2003.
99.15	Press Release of Loudeye Corp. issued March 14, 2003.
99.16	Press Release of Loudeye Corp. issued March 18, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

Dated: March 19, 2003	By:	/s/ Jeff Cavins Jeff Cavins President and Chief Executive Officer

INDEX TO EXHIBITS
10.36	Retainer Agreement between Regent Pacific Management Corporation and Loudeye Technologies, Inc. dated February 3, 2003.
99.13	Press Release of Loudeye Corp. issued March 12, 2003.
99.14	Press Release of Loudeye Corp. issued March 13, 2003.
99.15	Press Release of Loudeye Corp. issued March 14, 2003.
99.16	Press Release of Loudeye Corp. issued March 18, 2003.